EXHIBIT 99.1

Cogent Communications Group, Inc.

Policy Against Excise Tax Gross-ups on “Golden Parachute” Payments

The following policy has been adopted by the company as of April 7, 2010:

Cogent Communications Group, Inc., including its subsidiaries, will not grant by contract or otherwise to named executive officers a gross-up for the excise tax imposed by sections 280(g) and 4999 of the U.S. Internal Revenue Code, nor will it reimburse named executive officers for such excise tax.